'B'

AGREEMENT made this 18th day of November 1963 BETWEEN HER MAJESTY THE QUEEN acting by and through the Minister of Forests (hereinafter called "the Minister") of the one part AND TASMAN PULP AND PAPER COMPANY LIMITED a duly incorporated company having its registered office at Auckland (hereinafter called "Tasman") of the other part.

WHEREAS the Minister and Tasman entered into an agreement dated the 17th day of February 1955 for the supply to Tasman by the Minister pursuant to the terms thereof of a quantity of logs not exceeding 23,000,000 cubic feet annually from that part of the Murupara Working Circle which is within the Kaingaroa State Forest

AND WHEREAS the Minister has by arrangement sold Tasman logs in excess of 23,000,000 cubic feet annually.

AND WHEREAS pursuant to the terms of the agreement between the Minister and Tasman dated the 17th day of February 1955 the Minister entered into an agreement also dated the 17th day of February 1955 with the Kaingaroa Logging Company Limited for that company to log the logs in Kaingaroa State Forest the subject of the first mentioned agreement.

AND WHEREAS Tasman is desirous of obtaining from the Minister in addition to the aforesaid quantity of 23,000,000 cubic feet a further quantity not exceeding 17,000,000 cubic feet of logs per annum and the Minister is willing to supply such further quantity.

AND WHEREAS the Minister will arrange to supply such logs from thinning, tending and clearfelling operations (hereinafter called "logging operations") in the Murupara Working Circle and in such other parts of Kaingaroa State Forest and in such other State Forests as may be agreed between the parties (hereinafter jointly and severally called "the Forests")

AND WHEREAS it is intended that Tasman and/or the Kaingaroa Logging Company Limited as agent for Tasman may carry out clearfelling and thinning operations and the Minister will grant all necessary authorities for Tasman and the Kaingaroa Logging Company Limited as such agent to enter and carry out such work in the Forests

NOW THEREFORE IT IS HEREBY AGREED AND DECLARED by and between the parties hereto as follows:

This is the document marked 'B' referred to in the annexed affidavit of **Tom Roger Boon** sworn at Auckland this 1st day of February 2000 before me:

A Solicitor of the High Court of New Zealand

PART I

SALE AND PURCHASE OF LOGS

Agreement Subject to Forests Act

1. Unless the context otherwise allows or requires this Agreement shall be subject to the provisions of the Forests Act 1949 and any amendments thereof and any Regulations in force thereunder and to all Acts and Regulations affecting the subject matters hereof to the intent that nothing herein shall derogate from the Law of the Land as contained in such Acts or Regulations and all words and expressions herein used shall have the same meaning as they have in the said Acts any amendments thereof and any Regulations thereunder.

Management of Forests

2. The Minister shall protect manage and develop the Forests with a view to providing a sustained yield of logs representing in quality and quantity the most effective use of the productive forest area, having full regard in general to sound forestry principles and in particular to the needs of Tasman and the role of the forests in the national economy.

Log Supplies

3. (1) The Minister agrees to sell from the Forests and Tasman agrees to purchase for the purpose of the manufacture of sawn timber wood-pulp paper and paper board and ancillary products and by-products a quantity of logs, up to 40,000,000 cubic feet per annum (hereinafter called "the logs sold") during each year of the term of this agreement.

(2) All logs to be sold and purchased under Sub-Clause 1 of this Clause shall, unless otherwise agreed between the parties, be approximately from such sources and approximately in such volumes and species and by such methods of procurement as are set out in the Schedule hereto. It is agreed and acknowledged by the parties that the provisions of the schedule shall be regarded as a broad programme only, that they represent the best estimates of volumes, species and sources which it is possible to make at the present time, and that changes in the Schedule may become necessary in order to protect manage and develop the Forests in accordance with the provisions of Clause 2. The Minister shall from time to time supply Tasman with a proposed Schedule in substitution for the Schedule hereto whether original or substituted and each such proposed schedule shall include any necessary or desirable amendments or variations in the Schedule hereto and shall extend the period covered by the Schedule hereto to cover as many years as practicable of the residue of the term of this agreement or any extension thereof. Tasman shall advise the Minister whether it agrees with the proposed schedule and on receipt by the Minister of written notice that Tasman so agrees the schedule shall thereupon be deemed to be the Schedule to this agreement.

Tasman to Take Species Other than Pinus Radiata

4. Tasman shall be entitled in each year of the term of this agreement to take not less than 75% of the actual supply for that year in the form of Pinus radiata logs and shall not be obliged to take more than 25% of such actual supply in the form of logs of other species Provided however that for the purposes of this Clause no logs accepted under Clause 21 hereof shall be counted as part of the actual supply for any year.

Separate Contracts

5. The purchase of logs not comprised within Clause 3 hereof shall be the subject of separate contracts between the parties from time to time.

Period of Agreement

6. (1) This agreement shall be deemed to have commenced on the 1st day of April 1963 and shall determine on the 1st day of April 1980.

(2) If Tasman shall have duly observed and performed all its obligations hereunder it shall have the right exercisable by notice at any time before 1st April 1980 to an extension of this agreement for a further period of 25 years from the expiry of this agreement upon the same terms and conditions (mutatis mutandis) as are herein contained and implied (including this present right of extension) and whether original additional or substituted but subject to the right of either party to require that the price to be paid for logs sold in such extended period shall be varied by such amount as may be reasonable Provided However that the Minister shall not be bound by this Sub-Clause to grant any extension extending beyond the 31st day of March 2030. Tasman shall use its best endeavours to give the Minister at least two years' notice of its intention to exercise its right of extension hereunder.

(3) For the purpose of deciding what variation (if any) is reasonable in the price to be paid for logs to be used as pulp wood (hereinafter called "pulplogs") regard shall be had to the Basic Concept of the Sale as set out in "Proposals for the Sale of Logs from Kaingaroa State Forest New Zealand" a copy of which Proposals is annexed hereto and to any variation in the cost of establishment and management of the forests and in the quality of pulp logs for the purposes of Tasman. For the purpose of deciding what variation (if any) is reasonable in the price to be paid for logs other than pulp logs regard shall be had to the current market prices of logs other than pulplogs at the date of extension of this agreement.

Minimum and Maximum Quantities of logs to be taken by Tasman

7. (1) As soon as possible after the commencement of this agreement Tasman will in each year thereafter endeavour to take the maximum quantity of logs stated in Clause 3(1) of this agreement.

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(2) During the period of five years from the date of commencement of this agreement Tasman shall take from the Forests in each year and pay the Minister for a minimum quantity of either 32 million cubic feet of logs or 80% of Tasman's consumption from all sources in such year, whichever is the greater, of which minimum quantity up to one quarter shall be in the form of thinnings if so required by the Minister Provided however that in the event of Tasman taking in any year from the Forests less than 32 million cubic feet or less than 80% of Tasman's consumption from all sources in such year Tasman shall be entitled to take from the forests in any subsequent year the quantity of logs equal to the deficiency without any further payment to the Minister therefor but the quantity of logs so taken later shall not be counted as part of any minimum or maximum quantity in respect of any year other than the year of such deficiency. Notwithstanding the provisions of Clause 3 hereof Tasman shall be entitled to take from the Forests in any year during the aforesaid period of five years a quantity of logs in excess of 40 million cubic feet provided that the total quantity of logs so taken during such period shall not exceed 200 million cubic feet.

(3) During the period of five years from 1st April 1968 Tasman shall take from the Forests and pay the Minister for a minimum quantity of either 175 million cubic feet of logs or 87½% of Tasman's consumption from all sources in such period whichever is the greater of which minimum quantity up to one quarter shall be in the form of thinnings if so required by the Minister. Notwithstanding the provisions of Clause 3 hereof Tasman shall be entitled to take from the Forests in any year during the aforesaid second period of five years a quantity of logs in excess of 40 million cubic feet provided that the total quantity of logs so taken during such period of five years shall not exceed 200 million cubic feet.

(4) During the period of seven years from the 1st April 1973 Tasman shall take from the Forests and pay the Minister for a minimum quantity of either 245 million cubic feet of logs or 87½% of Tasman's consumption from all sources in such period, whichever is the greater of which minimum quantity up to one quarter shall be in the form of thinnings if so required by the Minister. Notwithstanding the provisions of Clause 3 hereof Tasman shall be entitled to take from the Forests in any year during the aforesaid period of seven years a quantity of logs in excess of 40 million cubic feet provided that the total quantity of logs so taken during such period of seven years shall not exceed 280 million cubic feet.

RJB [initials]

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(5) In the event of Tasman exercising its right under Clause 6 hereof to have this agreement extended then notwithstanding the provisions of Clause 3 hereof the annual quantity of logs that may be taken by Tasman under such extension of this agreement may be in excess of 40 million cubic feet provided however that the total quantity of logs to be bought and sold hereunder shall not in any five yearly period exceed 200 million cubic feet.

(6) Notwithstanding the provisions of the preceding Sub-Clauses of this Clause as to thinnings as soon as the logs taken under this agreement reach an annual quantity of 40 million cubic feet and thereafter until 31st March 1980 Tasman, if so required by the Minister, will use its best endeavours to take an average annual quantity of 14 million cubic feet of thinnings and the Minister will not require Tasman to endeavour to take more than this average annual figure. Notwithstanding the preceding provisions of this Sub-Clause average annual quantities of thinnings under any extension of this agreement after 1st day of April 1980 shall be as agreed between the parties at the date of such extension.

(7) For the purpose of this Clause "thinnings" shall be deemed not to include thinnings of Pinus radiata planted before 1937. It is contemplated by the parties that the costs of thinning Pinus radiata planted before 1937 will not be significantly greater than the costs of clearfelling. If this should not prove to be the case the parties shall agree upon such adjustments as may be equitable.

<u>Measurement of Logs</u>

8. For the purpose of assessing the quantity of logs taken by Tasman under this agreement from time to time the said quantity shall be calculated on a basis of measurement to be agreed between the parties from time to time.

<u>Trees to be felled and utilised</u>

9. (1) All live and dead trees on areas specified in the Annual Programme as to be clearfelled and all trees specified in Clause 21 shall be felled.

(2) On areas specified in the Annual Programme as to be thinned or tended all trees specified as to be felled shall be felled.

(3) Subject to Clause 21 all live trees felled and capable of yielding merchantable logs down to the minimum sizes specified in Clause 10 shall be so cut into logs and Tasman shall be liable for payment for all logs which can be so cut and such logs shall be deemed to form part of the logs sold.

RJB [signature]

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Minimum Log Sizes

10. The minimum size of logs referred to in Clause 9 hereof shall be a diameter of four (4) inches inside bark at the small end and a length of four (4) feet or such other greater minimum sizes as the Conservator of Forests Rotorua (hereinafter with his lawful deputy called the "Conservator") may from time to time approve in writing.

Price of Logs

11. (1) Tasman shall pay the Minister for all logs sold under this Agreement other than logs accepted under Clause 21 hereof as follows:

(a) At the rate of 3d for each cubic foot of logs obtained from logging operations by Tasman and removed from the Forests before the 1st day of April 1968 and thereafter at the rate of 3.5d for each cubic foot of logs.

(b) At the rate of 3.0d until the first day of April 1968 and thereafter at the rate of 3.5d for each cubic foot of logs obtained by the Minister from logging operations carried out exclusively for the purposes of this agreement together with the agreed costs per cubic foot incurred by the Minister in cutting and delivering such logs on to forest roads or to other agreed suitable sites in the forest for loading on to transport vehicles provided that in respect of any compartment and in any one year direct costs per cubic foot of cutting and delivering logs obtained from thinnings to be borne by Tasman shall not exceed three times the average direct costs per cubic foot incurred by Tasman in that year for cutting and delivering to a like site in the forest logs obtained from clear-felling Pinus radiata.

(2) If before the 1st April 1980 there is a material improvement in the quality, for the purposes of Tasman, of either thinnings or clear fellings supplied to Tasman the parties shall agree to such variations in this agreement as to price or otherwise as may be equitable.

(3) (i) If the quantities, species, sources or methods of procurement so differ from those set out in the Schedule hereto whether original or substituted as to make the logs sold materially less suitable for Tasman's needs or materially more costly to Tasman, then, if Tasman so requests, the parties shall agree to such variations in this agreement as to price or otherwise as may be equitable.

(ii) If the quantities, species, sources or methods of procurement so differ from those set out in the schedule hereto whether original or substituted as to make the logs sold materially more suitable for Tasman's needs or materially less costly to Tasman then if the Minister so requests the parties shall agree to such variations in this agreement as to price or otherwise as may be equitable.

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(4) The Minister shall be at liberty at any time to propose to Tasman that the prices as specified in this Clause shall be replaced by a Schedule of Prices by species and size. The prices contained in such Schedule shall be such that the total cost to Tasman of the logs sold in any year or any broken period of a year as calculated from such Schedule shall not exceed what the total cost to Tasman of logs supplied in that year or broken period of a year would have been if calculated by the measure provided in Sub-Clauses (1), (2) and (3) of this Clause. Tasman shall not unreasonably withhold agreement to any proposal by the Minister under this Sub-Clause.

(5) If by any future Statute in respect of adoption of a decimal currency system in New Zealand the cost of logs sold or to be sold to Tasman under this agreement shall be affected then such variation shall be made to the prices specified in this Clause (as so affected by the Statute) to ensure that the cost to Tasman as aforesaid shall not differ from the cost which would have otherwise been borne by Tasman had the Statute not been passed.

Ownership of Logs

12. (1) Any merchantable log obtained from logging operations carried out by Tasman under this Agreement shall be deemed to have been purchased and the property therein to have passed to Tasman on the date when the tree from which it was obtained was felled and Tasman shall become liable for payment for any such log after the expiration of one month from the said date whether or not such log has been removed by Tasman Provided however that this Sub-Clause shall have no application to logs specified by the Conservator pursuant to Sub-Clause (3) of this Clause.

(2) The property in any log obtained from logging operations carried out by the Minister and required to be purchased under this Agreement by Tasman shall be deemed to pass to Tasman and the said log shall be deemed to be delivered to Tasman when the said log has been placed alongside a forest road or on any other agreed suitable site in the forest for loading on to a transport vehicle and Tasman has been advised accordingly and Tasman shall become liable for payment for any such log after the expiration of one month from the date of being so advised whether or not the said log has been removed by Tasman.

(3) (a) The Minister may sell logs cut and logged by Tasman to persons other than Tasman provided that the annual quantity of logs required to be bought and sold under this agreement is not reduced, that due regard is had to Clause 20(2)(a) and (b) hereof and that not more than 2½% of the logs obtained by Tasman in any year are so sold by the Minister as aforesaid and provided further that the adequacy of the supply of logs to Tasman is maintained at all times.

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(b) The logs to be sold as hereinbefore provided shall be specified from time to time by the Conservator.

(c) The Minister shall pay Tasman for any logs so sold at rates which will reimburse Tasman for all direct and indirect costs incurred by it in obtaining such logs plus an agreed margin of profit.

Purchase of Logs by Minister

13. (1) In the event of Tasman being unable to utilise any logs in respect of which the property therein has passed to Tasman as provided in Clause 12 hereof the Minister shall have the first right to purchase all or any such logs which have not been removed from the forest or from any railway station or siding to which Tasman has transported logs.

(2) For the purposes of assessing the quantity of timber in cubic feet in the logs purchased under this clause the method of measurement shall be the same as that on which the logs were sold to Tasman or as otherwise agreed between the parties hereto.

(3) The purchase price to be paid for such logs shall be as agreed between the parties hereto.

Working Plan

14. (1) In general the management and development of the Forests and in particular the allocation from time to time of areas from which logs may be obtained for the purposes of this Agreement shall be in accordance with the provision of the Working Plans for the Forests approved from time to time by the Minister pursuant to Section 26 of the Forests Act 1949, which Plans shall be so drawn and implemented as shall be best calculated to conform with the requirements of Clause 2 and to provide a log supply to Tasman as referred to in Clause 3.

(2) The Minister shall supply Tasman with a copy of the Working Plans in force for the time being and with copies of any alterations thereof.

(3) In the event of emergency conditions arising the Minister may exercise his powers to approve Working Plans or to alter Working Plans in order to increase or decrease the rate of felling, thinning, tending or salvage operations. For the purposes of this Sub-Clause emergency conditions shall be deemed to include serious damage to the forest by fire windthrow insect or disease serious damage to the Tasman mills, war, or serious adverse national economic conditions.

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Advance Notice for Roading

15. For the purpose of facilitating the provision of logging access roads in adequate time for logging operations to be carried out by Tasman the Minister shall at all times during the term of this Agreement keep Tasman informed at least two years in advance of the location of the areas where logging operations are intended to be permitted.

Maintenance of Public Roads

16. The Minister shall not be responsible for the payment of any claims which may be made by any local authority or the National Roads Board for the maintenance of any road on account o logs being transported by Tasman. Tasman shall indemnify the Minister against all such claims.

Responsibility of Minister to Construct Roads

17. The Minister shall be responsible for the construction of arterial and connecting roads, the location of which after consultation between the parties hereto shall be furnished to Tasman at least two years before the proposed commencement of logging operations to which the roads will provide access. Such roads shall be constructed to a standard which in the opinion of the Chairman of the National Roads Board is sufficient for the loads to be carried thereon. The Minister shall also be responsible for the construction and maintenance of spur and access roads for logging operations to be c arried out by him as specified in the Annual Programme.

Responsibility of Tasman to construct and maintain roads

18. Unless the Minister otherwise requires Tasman shall to the satisfaction of the Conservator maintain all arterial and connecting roads while in use by Tasman and construct and maintain all spur and access roads giving access to areas for logging operations to be carried out by Tasman as specified in the Annual Programme. Where any roads are used by both Tasman and the Crown or the Crown's licensees the cost of maintaining such roads shall be shared as agreed between the parties.

Annual Requirements

19. Not later than the 1st day of June in each year of this Agreement Tasman shall forward to the Conservator a statement setting out Tasman's estimated log requirements from the Forests for the twelve months commencing on the 1st day of April following and showing separately the quantity of sawlogs the quantity of pulpwood for grinding and the quantity of pulpwood for chemical pulping and the preferred species in each case.

Annual Programme

20. (1) Not later than the 1st day of September in each year of this agreement the Conservator shall forward to Tasman an Annual Programme for the twelve months commencing on the 1st day of April following (herein referred to as the Annual Program The Annual Programme shall be the subject of prior consultations between the parties and shall be in accord with all relevant provisions of this agreement and as nearly as may be practicable with the statement of requirements forwarded by Tasman in terms of Clause 19 hereof and in particular shall specify:

(a) The quantity of logs of each species which Tasman may be permitted to obtain from clear-felling and thinning operations.

(b) The areas which are to be clear-felled and thinned by Tasman and the general order of clear-felling and thinning.

(c) The quantity of logs of each species which the Minister expects to supply from clearfelling thinning and tending operations.

(d) The areas which the Minister expects to clearfell thin or tend.

(e) Such other matters or requirements coming within the scope of this agreement as shall be necessary or desirable for giving full effect thereto in the interests of the parties.

(2) Subject to the other provisions of this Agreement including Clauses 2 and 3 and without prejudice to the rights and obligations of either party hereto:

(a) Tasman shall be entitled to and shall accept a fair proportion of all species of thinnings and clearfellings cut each year according to the Working Plans.

(b) (i) The average quality of the compartments allocated to Tasman for clearfellings and of the thinnings supplied by the Minister to Tasman shall be at least as good in any year as t average quality being cut by the Minister from the Forests in tha year for his own use or for sale.

(ii) The last preceding Sub-Paragraph shall be subject to the nature of the respective operations of the Minister and of Tasman and of any other ultimate user buying from the Minister and to the respective purposes for which such clearfellings and/or thinnings are required Provided that this qualification under the last preceding Sub-Paragraph shall not be applicable where its application would be inconsistent to any extent with any other provisions of this agreement or with Tasman'

rights thereunder or where Tasman gives the Minister reasonable notice requiring strict compliance with Tasman's rights under the last preceding Sub-Paragraph.

(3) Logs shall not be cut or removed from the Forests for the purposes of this agreement except in accordance with the Annual Programme.

(4) Receipt of the Annual Programme by Tasman shall be authority for Tasman to commence logging operations on the 1st day of April in the twelve months to which such Annual Programme applies.

(5) Variations in the Annual Programme may be made from time to time during its currency as agreed by the parties hereto.

Use of damaged logs

21. In the event of trees in the Forests suffering damage of a normal or abnormal nature Tasman shall use its best endeavours to accept such logs from damaged trees as both parties agree can satisfactorily be used by Tasman and should be so used in the national interest.

Price of Damaged logs

22. (1) Prices to be paid for all logs accepted by Tasman in terms of Clause 21 hereof shall be as agreed between the parties.

(2) Logs accepted by Tasman under Clause 21 hereof shall not be counted as part of the annual supply specified as in the Annual Programme unless Tasman so requires.

(3) All logs accepted by Tasman in terms of Clause 21 hereof shall be counted as part of the minimum quantity of logs required to be taken by Tasman in any year in terms of Clause 7 hereof.

(4) Except as otherwise provided herein logs shall be cut from live trees insofar as proper forest management will permit.

Return of logs Purchased and Utilised

23. (1) The Conservator shall furnish Tasman with delivery dockets showing the quantities of logs purchased under this Agreement or such measurements as are agreed upon between the parties hereto and at the end of each month the Conservator shall furnish Tasman with a summary of the quantities of logs delivered during that month together with an account for the total amount due therefor.

(2) The quantities of logs stated in the said delivery dockets and summaries shall be taken prima facie as sufficiently accurate for the purposes of this Agreement.

Method of payment for Logs

24. Payment for logs purchased under this Agreement during each month shall be made to the Conservator not later than twenty days after the said summary and account have been furnished by the Conservator.

Suspension of Obligation

25. Tasman shall not be entitled to compensation for failure on the part of the Minister to meet the obligation under this Agreement to sell logs from the Forests in the quantities as provided herein or any other obligation if such failure has been brought about indirectly or directly by fire disease insect attack flood strike lockout riot war or other circumstances of a like or unlike nature beyond the control of the Minister to such degree as to render it impracticable for him to carry out such obligation nor shall Tasman be liable for failure to fulfil any obligation under this Agreement if such failure is due directly or indirectly to the like circumstances or other circumstances of a like or unlike nature beyond the control of Tasman to such degree as to render it impracticable for Tasman to utilise the logs sold or to carry out such obligation.

Extension of Time

26. While any such circumstances referred to in Clause 25 hereof continue a reasonable extension of time shall be allowed for the fulfilment of any obligation or condition with respect to the matter in question.

Rights of Parties not Affected

27. If either party shall grant to the other party any time or indulgence or waive any particular breach hereof on the part of the other party the same shall not affect or prejudice either party's rights under this Agreement or be deemed to be a continuing waiver.

Consent of Minister to sale of Logs

28. In the event of Tasman being unable to use all the logs purchased pursuant to this Agreement due to break-down of plant flood strike lockout riot war or other circumstances of a like or unlike nature beyond its control Tasman may (subject to the exercise of the right to purchase logs conferred on the Minister by Clause 13 hereof) with the consent of the Minister given upon such terms and conditions as he thinks fit sell surplus logs arising from any such circumstances.

R. J. B. [signature] [signature]

TA

PART II

OBTAINING AND DELIVERING OF LOGS

'Tasman' to include Kaingaroa Logging Company Limited

29. For the purposes of this part of this agreement "Tasman" shall be deemed to include both Tasman Pulp and Paper Company Limited and Kaingaroa Logging Company Limited.

Permission to Enter Forests

30. (1) This agreement shall operate as a limited permit to Tasman its agents, contractors, servants and workers to enter the Forests for the purpose of obtaining and removing the logs sold pursuant to this agreement but such entry shall be restricted to forest roads and loading sites and to areas where Tasman is engaged in actual logging operations or work incidental thereto.

(2) This Agreement shall not be construed as granting any leasehold interest in land nor any leave to take kill hunt or trap any animal bird or fish in the Forests or to collect cones or other minor forest produce.

Trees to be cut to best advantage

31. (1) Tasman shall in the area or areas from which it is herein authorised from time to time to remove logs fell and cut all the trees thereon to the best advantage and shall carry on felling and logging operations regularly expeditiously and generally in a manner approved by the Conservator.

(2) No stump shall exceed nine (9) inches above ground.

Disposal of slash

32. All tops and branches shall be lopped and all slash and debris from felling and logging operations shall be disposed of as required or approved by the Conservator with a view to reducing fire risk to a minimum and leaving the forest floor in a suitable state for regeneration and re-establishment of the Forests.

Buildings etc.

33. (1) Tasman shall be permitted to erect on sites in the Forests approved by the Conservator such buildings structures machinery plant and fences as may be necessary for carrying out the purposes of this Agreement provided that any such buildings machinery plant and fences not removed within three months after the expiry or determination of this Agreement or of any extension hereof shall become the property of Her Majesty the Queen unless Tasman sooner applies for and is given an extension of time for the removal of all or any of the said buildings machinery plant or fences.

(2) All buildings or structures erected by Tasman in the Forests shall be of suitable design and substantial construction and Tasman shall not proceed with the erection of such buildings or structures or any of them without the prior approval of the Conservator.

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Precautions against Fire and Damage

34. (1) Tasman shall at all times strictly comply with and faithfully observe the provisions of the Forests Act 1949 the Forest and Rural Fires Act 1955 the Forest and Rural Fires Regulations 1956 and all other statutes regulations and notices with respect to State forest land.

(2) Tasman shall strictly comply with and faithfully observe all directions and restrictions which may from time to time be given or imposed by the Conservator for safeguarding the Forests from fire or other damage of any nature whatsoever.

(3) Tasman shall provide for the use of each logging crew fire fighting equipment (including water supplies) which in the opinion of the Conservator is suitable and adequate for the suppression and extinction of fires and shall place that equipment upon sites as near as possible to the operation of each logging crew and where it will be readily accessible and convenient for use and shall provide such structures and do all such things as may be necessary for the protection of such equipment; and shall maintain the equipment in good order and condition and ensure that it is readily accessible and convenient for use at all times to the satisfaction of the Conservator.

(4) Tasman shall provide and maintain satisfactory means of communication with each logging crew either by radio or telephone and shall take all necessary steps to ensure that as far as possible such means of communication is available during all working hours.

(5) Tasman shall not use any steam-operated vehicle or steam operated equipment whatsoever within or within a mile of the boundaries of State forest land nor shall Tasman use or operate any motor vehicle tractor log-hauler or other motor-driven equipment within or adjacent to the boundaries of State forest land unless such motor vehicle tractor log-hauler or other equipment is to the satisfaction of the Conservator provided with safe and efficient means for preventing the escape of dangerous sparks or flame from the exhaust and with a fire extinguisher of a type approved by the Conservator and maintained in efficient order.

(6) Tasman shall strictly comply with and faithfully observe all instructions and directions which may from time to time be given by the Conservator for the purpose of ensuring that the loading and other operations in the Forests are conducted in the manner least likely to cause damage by fire.

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(7) Tasman shall take every precaution to prevent damage being caused to the Forests or to adjacent areas by fire and in particular shall not in the Forests or on adjacent areas except upon such conditions as may be imposed by the Conservator permit the lighting of fires or burning of any kind or smoking or boiling the billy or other cooking operations during the closed season of any Rural Fire District constituted under the provisions of the Forest and Rural Fires Act 1955 or during dry periods not in the said closed season.

(8) In the event of an outbreak of fire in any of the Forests Tasman shall as required by the Conservator make available for fire fighting duties all persons employed by Tasman in the Forests together with any of Tasman's equipment that may be required by the Conservator.

Vehicles and Loads to be Approved

35. (1) Tasman shall not operate on any forest road on State forest land any motor vehicle that has not been approved by the Conservator for the purpose for which it is operated.

(2) Tasman shall not operate on any forest road on State forest land any motor vehicle loaded in excess of the load approved from time to time by the Conservator in respect of such road.

(3) Tasman shall not operate on State forest land any equipment which in the opinion of the Minister compacts the soil to such an extent as to seriously affect natural regeneration or the successful growth of later crops.

Permission to be obtained for works in the Forests

36. Tasman shall not construct any roadway track or passage or clear any site for any purpose within the Forests without the prior consent of the Conservator.

Tasman's Employees and Contractors

37. (1) Tasman shall inform the Conservator in writing from time to time of the names of the contractors, foremen, and other persons who are in charge of or are directing logging or other operations in the Forests for Tasman.

(2) Tasman shall supply to each such person for production to the Conservator or his officers when so required by them evidence satisfactory to the Conservator that he is employed by Tasman in the area in which Tasman is authorised to operate.

(3) Tasman in agreements with contractors shall include such provisions as will facilitate the enforcement by the Conservator against them and their employees and sub-contractors of the provisions of the Forests Act 1949 and Forest and Rural Fires Act 1955 and regulations and notices under both Acts.

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(4) The Conservator may require Tasman to exclude from the forests any person employed by Tasman or Tasman's agents or contractors whose presence in the Forests would in the opinion of the Conservator probably constitute a danger or otherwise be prejudicial to the safety or proper management of the Forests.

PART III

GENERAL

Indemnity

38. Tasman shall indemnify the Crown against all suits actions claims and demands for damages contribution compensation or costs arising in consequence of any accident to any person or any damage to any property in the course of operations in the Forests and due to the negligence of Tasman its contractors agents or subsidiaries.

Service of Notice

39. Any account demand or notice to Tasman under the provisions hereof shall be deemed to be served or given if the same be sent by post to or delivered at the office of Tasman at Kawerau.

Assignment to be approved

40. Tasman shall not assign transfer or in any manner whatsoever part with the benefit of or rights under this agreement unless the consent of the Minister in writing has been first had and obtained. No goodwill shall attach to these rights.

Permission to enter Mill and information to be furnished

41. Tasman shall permit the Conservator or any other Forest Officer authorised by the Conservator to enter upon the premises of Tasman at all reasonable times for the purpose of implementing this agreement or any provision thereof.

Arbitration

42. Wherever in this Agreement it is provided that any matter shall be dealt with as may be agreed between the parties and it is found impossible to reach such agreement within reasonable time or wherever any dispute or difference shall arise as to the construction or application of any provision of this Agreement or as to any question arising thereunder such matter dispute or difference shall be referred pursuant to the Arbitration Act 1908 to the arbitration of two arbitrators (one to be appointed by each party to the reference) and an umpire who shall be appointed by the arbitrators before proceeding with, and shall sit with them during, the reference.

Powers on default

43. If either party hereto makes default hereunder or fails to comply with any of the obligations imposed by this Agreement then the other shall be at liberty immediately to determine this Agreement Provided that neither party shall be entitled to determine this Agreement unless and until the other shall have failed to rectify any such default for a period of six (6) months after notice in writing specifying such default.

44. This agreement shall be in substitution for the agreement between the parties dated the 17th day of February 1955 which agreement is hereby cancelled provided that such cancellation shall not affect any rights of either party arising prior to the first day of April 1963.

SCHEDULE

KAINGAROA FOREST

Year	Species	Felling Series	Age	Felling	Thinning	{Vol. in millions (cu.ft).
1963	D. fir	Northern	39-42		1.8	
	Corsican	"	46-47		2.1	
	"	Southern	34		1.0	
	Ponderosa	Northern	41		1.5	
	Radiata	"	14-15		0.25	
		"	36-42	8.4	1.37	
		Central	35-37	8.4		
		Southern	32-35	10.6	0.98	
				27.4	9.0	= 36.4
1964	D. fir	Northern	41-43		1.8	
	Corsican	"	47-48		2.1	
		Southern	35		1.0	
	Ponderosa	Northern	42-43		1.5	
	Radiata	"	14		0.50	
		"	37-39	8.0		
		Central	36-38	9.0		
		Southern	33-36	13.00		
		Matea	32-36	0.5		
				30.75	6.65	= 37.4
1965	D. fir	Northern	41-44		0.5	
		North & Central	37-39		1.5	
	Corsican	Northern	48-49		3.0	
		Southern	36		1.0	
	Ponderosa	Northern	43-44		1.5	
	Strobus	"	42		0.5	
	Muricata	"	40	1.5		
	Radiata	"	14		0.75	
		"	39-41	5.25		
		Central	37-40	6.5		
		Southern	34-37	13.0		
		Matea	36-37	5.0		
				31.75	8.25	= 40.00

Year	Species	Felling Series	Age	Felling	Thinning
1966	D. fir	Northern	42-45		0.5
		North & Central	38-40		1.5
	Corsican	Northern	49-50		3.0
		Southern	37		1.0
	Ponderosa	Northern	51	1.5	
	Strobus	N. C & S	36-43		1.0
	Muricata	Northern	40	1.5	
	Radiata	"	14		1.0
		"	40-42	5.0	
		Central	39-41	6.0	
		Southern	35-38	12.0	
		Matea	37	6.0	
				32.0	8.0
1967	D. fir	Northern	43-45		0.5
		North & Central	39-41		1.5
	Corsican	Northern	49		3.0
		Southern	38		1.0
	Ponderosa	Northern	52	1.5	
	Strobus	Southern	34		1.0
	Muricata	Northern	41	1.5	
	Radiata	"	14		1.0
		"	20-21		1.0
		"	40-42	4.5	
		Central	38-40	5.5	
		Southern	36-39	12.0	
		Matea	38	6.0	
				31.0	9.0
1968	D. fir	Northern	44-46		0.5
		North & Central	40-42		1.5
	Corsican	Northern	49-50		3.0
		Southern	39		1.0
	Ponderosa	Northern	45		1.5
	Strobus	Southern	35		1.0
	Muricata	Northern	42	1.5	
	Radiata	"	14		1.5
		"	20-21	0.2	0.4
		"	41-43	4.5	
		Central	39-41	5.4	
		Southern	37-40	12.0	
		Matea	38-39	6.0	
				29.6	10.4

Year	Species	Felling Series	Age	Felling	Thinning
1969	D. fir	Northern	45-46		0.5
		North & Central	41-43		1.5
	Corsican	Northern	46-50		3.0
		Southern	40		1.0
	Ponderosa	Northern	46		1.5
	Strobus	Southern	36		1.0
	Muricata	Northern	43	1.5	
	Radiata	"	14		1.5
		"	20		0.5
		"	42-44	4.5	
		Central	41-44	5.5	
		Southern	38-41	12.0	
		Matea	38-41	6.0	
				29.5	10.5
1970	D. fir	Northern	46-47		0.5
		North & Central	42-44		1.5
	Corsican	" "	47-50		3.0
		Southern	41		1.0
	Ponderosa	Northern	47		1.5
	Strobus	Southern	37		1.0
	Muricata	Northern	44	1.5	
	Radiata	" & Central	14		1.5
		Northern	20	0.25	0.5
		"	43-45	4.25	
		Central	42-45	5.5	
		Southern	39-42	12.0	
		Matea	40-41	6.0	
				29.5	10.5
1971	D. fir	Northern	50-51		0.5
		North & Central	43-45		1.5
	Corsican	Central	47		3.0
		Southern	40-42		1.0
	Ponderosa	Central	44		1.5
	Strobus	Southern	38		1.0
	Muricata	Northern	45	1.5	
	Radiata	" & Central	14		2.0
		Northern	20		0.8
		"	44-46	4.0	
		Central	42-44	5.2	
		Southern	40-43	12.0	
		Matea	41	6.0	
				28.7	11.3

Year	Species	Felling Series	Age	Felling	Thinning
1972	D. fir	Northern	50-51		0.5
		North & Central	44-46		1.5
	Corsican	Central	48		3.0
		Southern	41		1.0
	Ponderosa	Northern	49	1.5	
	Strobus	Southern	39		1.0
	Muricata	Northern	46	1.5	
	Radiata	" & Central	14		2.0
		Northern	21-22		1.0
		"	45-47	4.0	
		Central	43-45	5.0	
		Southern	41-44	12.0	
		Matea	42	6.0	
				30.0	10.0
1973	D. fir	Northern	51-52		0.5
		North & Central	45-47		1.5
	Corsican	Northern	49	2.0	
		Southern	40-42		2.0
	Ponderosa	Northern	49-50	3.0	
	Strobus	Southern	40		1.0
	Radiata	North & Central	14		3.0
		Northern	20		1.0
		"	46-48	3.5	
		Central	44-46	4.5	
		Southern	42-45	12.0	
		Matea	43-44	6.0	
				31.0	9.0
1974	D. fir	Northern	51-53		0.5
		North & Central	46-48		1.5
	Corsican	Northern	50	2.0	
		Southern	41		1.7
		"	35		0.3
	Ponderosa	Northern	50	1.5	
		Southern	41-42	1.5	
	Contorta	Central	46-53	1.0	
	Radiata	North & Central	14		2.0
		Southern	14		1.2
		Northern	20-23		1.2
		"	47-49	3.5	
		Central	45-47	4.5	
		Southern	43-46	11.6	
		Matea	44-45	6.0	
				31.6	8.4

Year	Species	Felling Series	Age	Felling	Thinning
1975	D. fir	Northern	52-53		0.5
		North & Central	47-49		1.5
	Corsican	Northern	51	2.0	
		Southern	42		1.4
		"	34		0.6
	Ponderosa	Northern	51	1.5	
		Southern	42-43	1.5	
	Contorta	Central	47	1.0	
	Radiata	N.C. & S.	14		3.0
		Northern	23		2.0
		"	48-50	3.5	
		Central	46-48	4.5	
		Southern	44-47	11.0	
		Matea	44-45	6.0	
				31.0	9.0
1976	D. fir	Northern	53-54		0.5
		North & Central	48-50		1.5
	Corsican	Northern	52	2.0	
		Southern	43		1.4
		"	33-35		0.6
	Ponderosa	Northern	52	1.5	
		Southern	43-44	1.5	
	Contorta	Central	48	1.0	
	Radiata	Northern	14		0.8
		Central & South	14		2.2
		Northern	23		2.5
		"	49-51	3.5	
		Central	46-48	4.5	
		Southern	45-48	11.0	
		Matea	45-46	5.5	
				30.5	9.5
1977	D. fir	Northern	54-55		0.5
		North & Central	49-51		1.5
	Corsican	Northern	53	1.1	
		"	64		0.3
		"	33		0.6
		Southern	44		2.0
	Ponderosa	Northern	53	1.5	
		Southern	44-45	1.5	
	Contorta	Central	49	1.0	
	Radiata	North & Central	14		2.4
		Southern	14		1.6
		Northern	23		3.5
		"	50-52	3.0	
		Central	47-49	4.0	
		Southern	46-49	10.0	
		Matea	46-47	5.5	
				27.6	12.4

Signed for and on behalf of Her Majesty the Queen by Richard Geoffrey Gerard Minister of Forests in the presence of: }

Witness's Name: R. J. Benseman

Occupation: Private Secretary

Address: Parliament Bldgs Wgtn

The Common Seal of the Tasman Pulp and Paper Company Limited was hereunto affixed in the presence of: }

TASMAN PULP AND PAPER CO. LIMITED
THE COMMON SEAL OF

Director

Secretary

Kaingaroa Logging Company Limited approves and agrees to be bound by such of the terms of the foregoing Agreement as affect it.

The Common Seal of the Kaingaroa Logging Company Limited was hereunto affixed in the presence of: }

KAINGAROA LOGGING COMPANY LIMITED
THE COMMON SEAL OF

Director

Secretary

(C)

AGREEMENT made this 27th day of October 1966 BETWEEN HER MAJESTY THE QUEEN acting by and through the Minister of Forests (hereinafter called "the Minister") of the one part AND TASMAN PULP AND PAPER COMPANY LIMITED a duly incorporated company having its registered office at Auckland (hereinafter called "Tasman") of the other part

WHEREAS under and subject to the terms of a certain Agreement bearing date the 18th day of November 1963 and made between the Minister of the one part and Tasman of the other part (hereinafter called "the prior Log Sale Agreement") Tasman is entitled to purchase from the Minister a quantity of logs up to Forty million (40,000,000) cubic feet annually from certain State exotic forests

AND WHEREAS the Minister by public advertisement bearing date the 25th day of September 1965 invited applications for the purchase and utilisation of Twenty million (20,000,000) cubic feet of wood annually from State exotic forests in the Rotorua Conservancy (hereinafter called "the Forests")

AND WHEREAS Tasman submitted an application to the Minister bearing date the 29th day of October 1965 for the purchase and utilisation of the advertised quantity of wood

AND WHEREAS in subsequent discussions with the Minister in respect of the proposed purchase and utilisation Tasman requested, inter alia, that the terms of the purchase and the rights to extensions of the initial period of the purchase be varied in certain respects from those set out in the said advertisement

AND WHEREAS the Minister has accordingly agreed to sell to Tasman and Tasman has accordingly agreed to purchase from the Minister and utilise an annual quantity of wood from the Forests upon the terms and conditions hereinafter set forth

NOW THEREFORE IT IS HEREBY AGREED AND DECLARED by and between the parties hereto as follows :-

This is the docum... arked "C" referred to in the a... id affidavit of Tom Roger Boon sworn at Auckland this 1st day of February 2000 before me: [signature] A Solicitor of the High Court of New Zealand

PART I

SALE AND PURCHASE OF WOOD

eement ect To sts Act

1. Unless the context otherwise allows or requires this Agreement shall be subject to the provisions of the Forests Act 1949 and any amendments thereof and any Regulations in force thereunder and to all Acts and Regulations affecting the subject matters hereof to the intent that nothing herein shall derogate from the law of the land as contained in such Acts or Regulations and all words and expressions herein used shall have the same meaning as they have in the said Acts any amendments thereof and any Regulations thereunder

nagement Forests

2. The Minister shall protect manage and develop the Forests with a view to providing a sustained yield of logs representing in quality and quantity the most effective use of the productive forest area, having full regard in general to sound forestry principles and in particular to the needs of Tasman and the role of the forests in the national economy.

od Supplies

3. (1) The Minister agrees to sell and Tasman agrees to purchase each year and utilise from the 1st day of April 1966 until the 1st day of April 1980 (with the right of extension as hereinafter provided) wood from the Forests up to an annual quantity of Twenty million (20,000,000) cubic feet from clearfellings and from thinnings and from pulpwood arising from operations of the Minister and/or his Contractors and/or his Licensees.

(2) All wood to be sold and purchased under Sub-clause (1) of this Clause shall, unless otherwise agreed between the parties hereto, be approximately from such sources and locations and in such species, kinds and quantities and by such methods of procurement as are set out in the Schedule hereto. It is agreed and acknowledged by the parties hereto that the provisions of the Schedule shall be regarded as a broad programme only, that they represent the best estimates of volumes, species and sources which it is possible to make at the present time, and that changes in the Schedule may become necessary in order to protect manage and develop the Forests in accordance with the provisions of Clause 2 hereof. The Minister shall from time to time supply Tasman with a proposed Schedule in substitution for the Schedule hereto whether original or substituted and each such proposed Schedule shall include any necessary or desirable amendments or variations in the Schedule hereto and shall extend the period covered by the Schedule hereto to cover as many years as practicable of the residue of the term of this Agreement or any extension thereof. Tasman shall advise the Minister whether it agrees with the proposed Schedule and on receipt by the Minister of written notice that Tasman so agrees the Schedule shall thereupon be deemed to be the Schedule to this Agreement.

l Volume od

4. (1) As soon as possible after the commencement of this Agreement Tasman will in each year endeavour to purchase and utilise the maximum annual volume of Twenty million (20,000,000) cubic feet of wood hereinbefore agreed to be sold and purchased (hereinafter called "the maximum volume of wood")

PROVIDED HOWEVER that inasmuch as the parties hereto acknowledge that a period of years will elapse after the commencement of this Agreement before Tasman can be fully equipped to purchase and utilise the maximum volume of wood it is agreed that in each year during such period Tasman shall be obliged to purchase and utilise only such volume of wood hereunder as the parties hereto may from time to time agree AND it is hereby recorded that the parties hereto contemplate that such period of years will be appreciably less than the initial term of this Agreement (that is to say, the period which commences on the 1st day of April 1966 and terminates on the 1st day of April 1980).

(2) Until Tasman is able to purchase and utilise the maximum volume of wood Tasman shall state each year from the first year of this Agreement the kinds and species of wood it proposes to purchase and utilise by quantities each year for the ensuing three years and Tasman shall also keep the Minister informed of its estimated requirements for wood beyond three years to the end and intent that the Minister shall be aware of Tasman's requirements (or its best estimate of the same) both on a short term and a long term basis.

NB

(3) In the event that Tasman's requirements for wood in any three year or longer period are less than the maximum volume of wood that it may purchase and utilise under this Agreement the Minister shall have the right to enter into agreements for a period of three years (or if the parties hereto so agree, for a period in excess of three years) to sell the shortfall to a person or persons other than Tasman PROVIDED HOWEVER that in negotiating such agreements the Minister shall ensure to the best of his ability that his subsequent obligations to Tasman under this Agreement are in no way prejudiced.

(4) It is hereby agreed by the parties hereto that if Tasman cannot within a reasonable time from the commencement of this Agreement purchase and utilise the maximum volume of wood (in determining what is a reasonable time the parties hereto shall have regard to such factors as current and future market conditions and principles of sound and orderly expansion in respect of their specific application to Tasman and the quantity of wood available to Tasman from the Minister hereunder) the Minister may withdraw from this sale permanently such volume of wood as cannot be utilised by Tasman.

TC/L

Wood Supplied Under Agreement

5. In determining the quantity and species and kinds wood sold and purchased under this Agreement in year, the parties hereto shall first have regard to apply the provisions of the Annual Programme pre in terms of the prior Log Sale Agreement and sec have regard to and apply the provisions of the Ann Programme prepared in terms of this Agreement. An average price shall be calculated each year for wood purchased by Tasman from the Minister purs to the prior Log Sale Agreement and this Agreeme the bases of the quantities, species and kinds as se forth in the Annual Programmes prepared in term the aforesaid Agreements and if either of the parti hereto so requires a retrospective adjustment of s average price shall be made at the end of each yea the event that there has been a material departure the provisions of the aforesaid Annual Programme

Species And Kinds Of Wood

6. (1) Tasman shall have the right to take as sawlogs (40) per cent of the annual volume of wood that purchases under this Agreement or such lesse greater percentage as the parties hereto may f time to time agree <u>PROVIDED HOWEVER</u> and hereby acknowledged by the Minister that in the years of this Agreement Tasman may require a somewhat higher proportion of the quantity of w it purchases hereunder to be in the form of saw

(2) Tasman shall be entitled to take not less than F (50) per cent of the said annual volume in Pinus radiata <u>PROVIDED HOWEVER</u> and the Ministe hereby agrees with Tasman that he will use his best endeavours to make available to Tasman <u>Seventy (70) per cent of the said annual volume</u> in Pinus radiata.

(3) Tasman hereby agrees with the Minister that it will use every endeavour to take Pinus radiata arisings that may from time to time become available from logging operations of the Ministe and/or his Contractors and/or his Licensees in the Forests together with the arisings from suc other species as may from time to time be agre upon.

(4) In respect of wood to be sold and purchased here the proportions of sawlogs to pulpwood and of P radiata to other species shall be decided by the parties hereto each year during the term of this Agreement for an ensuing three year period.

Arisings

7. (1) Any arisings available for purchase by Tasman under this Agreement shall conform to such specifications and be of such quality as shall from time to time be agreed by the parties here

exclusively for the purposes of this Agreement (which latter price shall apply to pulpwood removed from the Forests before the 1st day of April 1980 on which date the price shall be reviewed in accordance with the appropriate terms of this Agreement) together with in each case the agreed direct and indirect costs incurred by the Minister in cutting and delivering such wood to agreed suitable sites provided that in respect of any compartment and in any one year direct costs per cubic foot of cutting and delivering logs obtained from thinnings to be borne by Tasman shall not exceed three times the average direct costs incurred by Tasman in that year for cutting and delivering to a like site in the forest logs obtained from clearfelling Pinus radiata;

(d) At the rate of Four and one quarter pence (4¼d) for each cubic foot of wood supplied as arisings obtained by the Minister and/or his Contractors and at the rate of Three pence (3d) for each cubic foot of wood supplied as arisings obtained by the Minister's Licensees together with in each case the agreed direct costs incurred by the Minister and/or his Contractors and/or his Licensees in cutting and delivering such wood to agreed suitable sites provided that in respect of any compartment in any one year direct costs per cubic foot of cutting and delivering pulpwood from arisings to be borne by Tasman shall not exceed the average direct costs per cubic foot incurred by Tasman in that year for cutting and delivering to a like site in the forest logs obtained from clearfelling Pinus radiata, and shall be the aforesaid agreed direct costs or Tasman's average direct costs per cubic foot whichever is the lower.

(2) Having regard to the proposal of the New Zealand Government to introduce a decimal system of currency in New Zealand on or about the 10th day of July 1967 it is hereby agreed by the parties hereto that if the cost of wood sold or to be sold to Tasman under this Agreement shall be affected thereby then such variation shall be made to the prices specified in this Clause (as so affected thereby) as to ensure that the cost to Tasman as aforesaid shall not differ from the cost which would have otherwise been borne by Tasman had such decimal system of currency not been introduced.

TCH

(4) The Minister shall use his best endeavours to ensure that the average quality of pulpwood shall be at least as good as that average quality of wood being supplied by the Minister to Tasman as pulpwood at the date of this Agreement under the provisions of the prior Log Sale Agreement and that in any event pulpwood supplied hereunder shall be suitable in all respects for conversion by Tasman into chemical pulp.

(5) Sub-clauses (3) and (4) of this Clause shall be subject to the nature of the respective operations of the Minister and of Tasman and of any other ultimate user buying from the Minister and of the respective purposes for which such sawlogs and/or pulpwood are required PROVIDED HOWEVER that this qualification shall not be applicable where its application would be inconsistent to any extent with any other provisions of this Agreement or with Tasman's rights thereunder or where Tasman gives the Minister reasonable notice requiring strict compliance with Tasman's rights under the aforesaid Sub-clauses (3) and (4).

Revision

11. The price hereinbefore provided by this Agreement to be payable for sawlogs, pulpwood and arisings shall be subject to revision by agreement on the following respective dates, namely :-

(a) Sawlogs :

(i) Not later than the 1st day of April 1968;

(ii) As at the 1st day of April 1973;

(iii) As at the 1st day of April 1978;

(iv) If the right of extension hereinbefore conferred on Tasman by Clause 8 of this Agreement shall be exercised, then as at the 1st day of April 1980 and thereafter as at such dates as shall be agreed by the parties hereto.

(b) Pulpwood :

As at the 1st day of April 1980 (if Tasman exercises its right to extend the term of this Agreement in respect of the purchase of pulpwood) and thereafter as at such dates as shall be agreed by the parties hereto.

(c) Arisings :

As at the 1st day of April 1980 (if Tasman exercises its right to extend the term of this Agreement in respect of the purchase of pulpwood) and thereafter as at such dates as shall be agreed by the parties hereto.

ement d

12. For the purpose of assessing the quantity of wood taken by Tasman under this Agreement from time to time the said quantity shall be calculated on a basis of measurement to be agreed between the parties from time to time.

To Be And l

13. (1) All live and dead trees on areas specified in the Annual Programme as to be clearfelled and all trees specified in Clause 23 shall be felled.

(2) On areas specified in the Annual Programme as to be thinned or tended all trees specified as to be felled shall be felled.

(3) Subject to Clause 23 hereof all live trees felled and capable of yielding sawlogs and/or pulpwood down to the minimum sizes specified in Sub-clause (1) of Clause 10 hereof shall be cut into sawlogs and/or pulpwood as the case may be and Tasman shall be liable for payment therefor at the price appropriate thereto in terms of Clause 9 of this Agreement.

hip i

14. (1) Any log obtained from logging operations carried out by Tasman under this Agreement and satisfying the minimum specifications set out in Clause 10 hereof shall be deemed to have been purchased and the property therein to have passed to Tasman on the date when the tree from which it was obtained was felled and Tasman shall become liable for payment for any such log after the expiration of one month from the said date whether or not such log has been removed by Tasman PROVIDED HOWEVER that this Sub-clause shall have no application to logs specified by the Conservator pursuant to Clause 15 hereof.

(2) The property in any wood obtained from logging operations carried out by the Minister and/or his Contractors and/or his Licensees and required to be purchased under this Agreement by Tasman shall be deemed to pass to Tasman and the said wood shall be deemed to be delivered to Tasman when the said wood has been placed alongside a forest road or on any other agreed suitable site in the forest for loading on to a transport vehicle and Tasman has been advised accordingly and Tasman shall become liable for payment for any such wood after the expiration of one month from the date of being so advised whether or not the said wood has been removed by Tasman.

se Of y Minister

15. (1) The Minister may purchase and sell to pe sons other than Tasman logs cut and logged by Tasman under this Agreement provided that :-

(a) The annual quantity to be purchased by Tasman under this Agreement is not reduced.

(b) Sufficient notice is given to Tasman by the Minister of his intention to purchase the said logs.

(c) The Minister shall pay to Tasman for any logs so purchased at a price per cubic foot which will reimburse Tasman for agreed direct and indirect costs incurred by it in obtaining such logs plus an agreed margin of profit.

(d) Not more than Two and one half ($2\frac{1}{2}\%$) per cent of the logs obtained by Tasman in any year are purchased by the Minister and PROVIDED further that the adequacy of the supply of logs to Tasman under this Agreement is maintained at all times and that due regard is had to Sub-clauses (3), (4) and (5) of Clause 10 hereof.

(e) The logs to be purchased hereunder shall be as specified from time to time by the Conservator.

(2) (a) In the event of Tasman being unable to utilise any wood in respect of which the property therein has passed to Tasman as provided in Clause 14 hereof the Minister shall have the first right to purchase all or any part of such wood which has not been removed from the Forests or from any railway station or siding to which Tasman has transported wood.

(b) For the purposes of assessing the quantity of timber in cubic feet in the wood purchased under this Sub-clause the method of measurement shall be the same as that on which the wood was sold to Tasman or as otherwise agreed between the parties hereto.

(c) The purchase price to be paid for wood obtained by the Minister under this Sub-clause shall be as agreed between the parties hereto.

...ng Plan

16. (1) In general the management and development of the Forests and in particular the allocation from time to time of areas from which wood may be obtained for the purposes of this Agreement shall be in accordance with the provisions of the Working Plans for the Forests approved from time to time by the Minister pursuant to Section 26 of the Forests Act 1949 which Plans shall be so drawn and implemented as shall be best calculated to conform with the requirements of Clauses 2 of the prior Log Sale

Tcf

Agreement and of this Agreement and to make available to Tasman a wood supply in accordance with the provisions of Clauses 3 of the said Agreements.

(2) The Minister shall supply Tasman with a copy of the Working Plans in force for the time being and with copies of any alterations thereof.

(3) In the event of emergency conditions arising the Minister may exercise his powers to approve Working Plans or to alter Working Plans in order to increase or decrease the rate of felling, thinning, tending or salvage operations. For the purposes of this Sub-clause emergency conditions shall be deemed to include serious damage to the Forests by fire windthrow insect or disease serious damage to the Tasman mills war or serious adverse national economic conditions.

dvance Notice or Roading

17. For the purpose of facilitating the provision of logging access roads in adequate time for logging operations to be carried out by Tasman the Minister shall at all times during the term of this Agreement keep Tasman informed at least two years in advance of the location of the areas where logging operations are intended to be permitted.

intenance Public Roads

18. The Minister shall not be responsible for the payment of any claims which may be made by any local authority or the National Roads Board for the maintenance of any road on account of logs being transported by Tasman. Tasman shall indemnify the Minister against all such claims.

...bility ...ster Construct ...ds

19. The Minister shall be responsible for the construction of arterial and connecting roads, the location of which after consultation between the parties hereto shall be furnished to Tasman at least two years before the proposed commencement of logging operations to which the roads will provide access. Such roads shall be constructed to a standard which in the opinion of the Chairman of the National Roads Board is sufficient for the loads to be carried thereon. The Minister shall also be responsible for the construction and maintenance of spur and access roads for logging operations to be carried out by him as specified in the Annual Programme.

ponsibility Tasman To struct And ntain Roads

20. Unless the Minister otherwise requires Tasman shall to the satisfaction of the Conservator maintain all arterial and connecting roads while in use by Tasman and construct and maintain all spur and access roads giving access to areas for logging operations to be carried out by Tasman as specified in the Annual Programme. Where any roads are used by both Tasman and the Crown or the Crown's

Contractors or Licensees the cost of maintaining such roads shall be shared as agreed between the parties hereto.

nual quirements

21. Not later than the 1st day of June in each year of this Agreement Tasman shall forward to the Conservator a statement in addition to or in conjunction with or as part of the statement required under Sub-clause (2) of Clause 4 of this Agreement, setting out Tasman's estimated wood requirements from the Forests for the Twelve (12) months commencing on the 1st day of April following and showing separately the quantity of sawlogs the quantity of pulpwood for grinding and the quantity of pulpwood for chemical pulping and the preferred species in each case.

ual gr me

22. (1) Not later than the 1st day of September in each year of this Agreement the Conservator shall forward to Tasman an Annual Programme for the Twelve (12) months commencing on the 1st day of April following (herein referred to as the Annual Programme). The Annual Programme shall be the subject of prior consultations between the parties hereto and shall be in accord with all relevant provisions of this Agreement and as nearly as may be practicable with the statement of requirements forwarded by Tasman in terms of Clause 21 hereof and in particular shall specify :-

(a) The quantity of logs of each species which Tasman may be permitted to obtain from clear-felling and thinning operations;

(b) The areas which are to be clearfelled and thinned by Tasman and the general order of clearfelling and thinning;

(c) The quantity of wood of each species which the Minister and/or his Contractors expect to supply from clearfelling and thinning operations;

(d) The areas which the Minister and/or his Contractors expect to clearfell or thin;

(e) The quantity of arisings which the Minister and/or his Contractors and/or his Licensees expect to supply;

(f) The areas from which the Minister and/or his Contractors and/or his Licensees expect to supply arisings;

(g) Such other matters or requirements coming within the scope of this Agreement as shall be necessary or desirable for giving full

hereto.

(2) Logs shall not be cut or removed from the Forests for the purposes of this Agreement except in accordance with the Annual Programme.

(3) Receipt of the Annual Programme by Tasman shall be authority for Tasman to commence logging operations on the 1st day of April in the Twelve (12) months to which such Annual Programme applies.

(4) Variations in the Annual Programme may be made from time to time during its currency as agreed by the parties hereto.

Use Of Damaged Wood

23. In the event of trees in the Forests suffering damage of a normal or abnormal nature Tasman shall use its best endeavours to accept such wood from damaged trees as both parties agree can satisfactorily be used by Tasman and should be so used in the national interest.

Price Of Damaged Wood

24. (1) Prices to be paid for all wood accepted by Tasman under Clause 23 hereof shall be as agreed between the parties hereto.

(2) Wood accepted by Tasman under Clause 23 hereof shall not be counted as part of the annual supply specified in the Annual Programme unless Tasman so requires.

(3) All wood accepted by Tasman under Clause 23 hereof shall be counted as part of any minimum quantity of wood required to be taken by Tasman in any year in terms of this Agreement.

(4) Except as otherwise provided herein wood shall be cut from live trees insofar as proper forest management will permit.

eturn Of 'ood Purchased nd Utilised

25. (1) The Conservator shall furnish Tasman with delivery dockets showing the quantities of wood purchased under this Agreement or such measurements as are agreed upon between the parties hereto and at the end of each month the Conservator shall furnish Tasman with a summary of the quantities of wood delivered during that month together with an account for the total amount due therefor.

(2) The quantities of wood stated in the said delivery dockets and summaries shall be taken prima facie as sufficiently accurate for the purposes of this Agreement.

Method Of Payment For Wood

26. Payment for wood purchased under this Agreement during each month shall be made to the Conservator not later than twenty days after the said summary and account have been furnished by the Conservator.

Suspension Of Obligation

27. Tasman shall not be entitled to compensation for failure on the part of the Minister to meet the obligations under this Agreement to sell wood from the Forests in the quantities as provided herein or any other obligations if such failure has been brought about indirectly or directly by fire disease insect attack flood strike lockout riot war or other circumstances of a like or unlike nature beyond the control of the Minister to such degree as to render it impracticable for him to carry out such obligation nor shall Tasman be liable for failure to fulfil any obligation under this Agreement if such failure is due directly or indirectly to the like circumstances or other circumstances of a like or unlike nature beyond the control of Tasman to such degree to render it impracticable for Tasman to utilise the wood sold or to carry out such obligation.

Extension Of Time

28. While any such circumstances referred to in Clause 27 hereof continue a reasonable extension of time shall be allowed for the fulfilment of any obligation or condition with respect to the matter in question.

Rights Of Parties Not Affected

29. If either party hereto shall grant to the other party any time or indulgence or waive any particular breach hereof on the part of the other party the same shall not affect or prejudice either party's rights under this Agreement or be deemed to be a continuing waiver.

Consent Of Minister To Sale Of Wood

30. In the event of Tasman being unable to use all the wood purchased pursuant to this Agreement due to break-down of plant flood strike lockout riot war or other circumstances of a like or unlike nature beyond its control Tasman may (subject to the exercise of the right to purchase wood conferred on the Minister by Sub-clause (2) of Clause 15 hereof) with the consent of the Minister given upon such terms and conditions as he thinks fit sell surplus wood arising from any such circumstances.

PART II

OBTAINING AND DELIVERING OF LOGS

"Tasman" To Include Kaingaroa Logging Company Limited

31. For the purpose of this part of this Agreement "Tasman" shall be deemed to include both Tasman Pulp and Paper Company Limited and Kaingaroa Logging Company Limited.

Permission To Enter Forests

32. (1) This Agreement shall operate as a limited permit to Tasman its agents, contractors, servants and workers to enter the Forests for the purpose of obtaining and removing the wood sold pursuant to this Agreement but such entry shall be restricted to forest roads and loading sites and to areas where Tasman is engaged in actual logging operations or work incidental thereto.

(2) This Agreement shall not be construed as granting any leasehold interest in land nor any leave to take kill hunt or trap any animal bird or fish in the Forests or to collect cones or other minor forest produce.

Trees To Be Cut To Best Advantage

33. (1) Tasman shall in the area or areas from which it is herein authorised from time to time to remove logs fell and cut all the trees thereon to the best advantage and shall carry on felling and logging operations regularly expeditiously and generally in a manner approved by the Conservator.

(2) No stump shall exceed nine (9) inches above ground.

Disposal Of Slash

34. All tops and branches shall be lopped and all slash and debris from felling and logging operations shall be disposed of as required or approved by the Conservator with a view to reducing fire risk to a minimum and leaving the forest floor in a suitable state for regeneration and re-establishment of the Forests.

Buildings etc.

35. (1) Tasman shall be permitted to erect on sites in the Forests approved by the Conservator such buildings structures machinery plant and fences as may be necessary for carrying out the purposes of this Agreement provided that any such buildings machinery plant and fences not removed within three months after the expiry or determination of this Agreement or any extension hereof shall become the property of Her Majesty the Queen unless Tasman sooner applies for and is given an extension of time for the removal of all or any of the said buildings machinery plant or fences.

(2) All buildings or structures erected by Tasman in the Forests shall be of suitable design and substantial construction and Tasman shall not proceed with the erection of such buildings or structures or any of them without the prior approval of the Conservator.

Precautions Against Fire And Damage

36. (1) Tasman shall at all times strictly comply with and faithfully observe the provisions of the Forests Act 1949 the Forest and Rural Fires Act 1955 the Forest and Rural Fires Regulations 1956 and all other

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statutes regulations and notices with respect to State forest land.

(2) Tasman shall strictly comply with and faithfully observe all directions and restrictions which may from time to time be given or imposed by the Conservator for safeguarding the Forests from fire or other damage of any nature whatsoever.

(3) Tasman shall provide for the use of each logging crew fire fighting equipment (including water supplies) which in the opinion of the Conservator is suitable and adequate for the suppression and extinction of fires and shall place that equipment upon sites as near as possible to the operation of each logging crew and where it will be readily accessible and convenient for use and shall provide such structures and do all such things as may be necessary for the protection of such equipment; and shall maintain the equipment in good order and condition and ensure that it is readily accessible and convenient for use at all times to the satisfaction of the Conservator.

(4) Tasman shall provide and maintain satisfactory means of communication with each logging crew either by radio or telephone and shall take all necessary steps to ensure that as far as possible such means of communication is available during all working hours.

(5) Tasman shall not use any steam-operated vehicle or steam operated equipment whatsoever within or within a mile of the boundaries of State forest land nor shall Tasman use or operate any motor vehicle tractor log-hauler or other motor-driven equipment within or adjacent to the boundaries of State forest land unless such motor vehicle tractor log-hauler or other equipment is to the satisfaction of the Conservator provided with safe and efficient means for preventing the escape of dangerous sparks or flame from the exhaust and with a fire extinguisher of a type approved by the Conservator and maintained in efficient order.

(6) Tasman shall strictly comply with and faithfully observe all instructions and directions which may from time to time be given by the Conservator for the purpose of ensuring that the loading and other operations in the Forests are conducted in the manner least likely to cause damage by fire.

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(7) Tasman shall take every precaution to prevent damage being caused to the Forests or to adjacent areas by fire and in particular shall not in the Forests or on adjacent areas except upon such conditions as may be imposed by the Conservator permit the lighting of fires or burning of any kind or smoking or boiling the billy or other cooking operations during the closed season of any Rural Fire District constituted under the provisions of the Forest and Rural Fires Act 1955 or during dry periods not in the said closed season.

(8) In the event of an outbreak of fire in any of the Forests Tasman shall as required by the Conservator make available for fire fighting duties all persons employed by Tasman in the Forests together with any of Tasman's equipment that may be required by the Conservator.

...cles And ...s To Be Approved

37. (1) Tasman shall not operate on any forest road on State forest land any motor vehicle that has not been approved by the Conservator for the purpose for which it is operated.

(2) Tasman shall not operate on any forest road on State forest land any motor vehicle loaded in excess of the load approved from time to time by the Conservator in respect of such road.

(3) Tasman shall not operate on State forest land any equipment which in the opinion of the Minister compacts the soil to such an extent as to seriously affect natural regeneration or the successful growth of later crops.

Permission To Be ...tained For ...s In The Forests

38. Tasman shall not construct any roadway track or passage or clear any site for any purpose within the Forests without the prior consent of the Conservator.

Tasman's Employees And Contractors

39. (1) Tasman shall inform the Conservator in writing from time to time of the names of the contractors, foremen and other persons who are in charge of or are directing logging or other operations in the Forests for Tasman.

(2) Tasman shall supply to each such person for production to the Conservator or his officers when so required by them evidence satisfactory to the Conservator that he is employed by Tasman in the area in which Tasman is authorised to operate.

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(3) Tasman in agreements with contractors shall include such provisions as will facilitate the enforcement by the Conservator against them and their employees and sub-contractors of the provisions of the Forests Act 1949 and Forest and Rural Fires Act 1955 and regulations and notices under both Acts.

(4) The Conservator may require Tasman to exclude from the Forests any person employed by Tasman or Tasman's agents or contractors whose presence in the Forests would in the opinion of the Conservator probably constitute a danger or otherwise be prejudicial to the safety or proper management of the Forests.

PART III

GENERAL

Indemnity

40. Tasman shall indemnify the Crown against all suits actions claims and demands for damages contribution compensation or costs arising in consequence of any accident to any person or damage to any property in the course of operations in the Forests and due to the negligence of Tasman its contractors agents or subsidiaries.

Service Of Notice

41. Any account demand or notice to Tasman under the provisions hereof shall be deemed to be served or given if the same be sent by post to or delivered at the office of Tasman at Kawerau.

As[illegible]nment To F[illegible]pproved

42. Tasman shall not assign transfer or in any manner whatsoever part with the benefit of or rights under this Agreement unless the consent of the Minister in writing has been first had and obtained. No goodwill shall attach to these rights.

Permission To Enter Mill And Information

43. Tasman shall permit the Conservator or any other Forest Officer authorised by the Conservator to enter upon the premises of Tasman at all reasonable times for the purpose of implementing this Agreement or any provision thereof.

Arbitration

44. Whenever in this Agreement it is provided that any matter shall be dealt with as may be agreed or that the determination of any matter shall be as agreed by and/or between the parties hereto and it is found impossible to reach such agreement within reasonable time or wherever any dispute or difference shall arise as to the construction or application of any provision of this Agreement or as to any question arising thereunder such matter dispute or

difference shall be referred pursuant to the Arbitration Act 1908 to the arbitration of two arbitrators (one to be appointed by each party to the reference) and an umpire who shall be appointed by the arbitrators before proceeding with, and shall sit with them during, the reference.

Powers On Default

45. If either party hereto makes default hereunder or fails to comply with any of the obligations imposed by this Agreement then the other shall be at liberty at any time to determine this Agreement PROVIDED HOWEVER that neither party shall be entitled to determine this Agreement unless and until the other shall have failed to rectify any such default for a period of Six (6) months after notice in writing specifying such default.

IN WITNESS WHEREOF these presents have been executed the day and year first hereinbefore written.

SCHEDULE

STATE EXOTIC FORESTS IN ROTORUA CONSERVANCY

Year	Species	Source	Felling	Thinning	Arisings		Volume In Million Cubic Feet
1967	Radiata	Kaingaroa Forest (by Minister)			0.8		
"	"	Kaingaroa Forest (by Minister's Licensees)			0.25		
"	"	Whaka Forest		0.35			
"	Patula	Rotoehu Forest		0.6			
				0.95	1.05	=	2.00
1968	Radiata	Kaingaroa Forest	0.8				
"	"	Kaingaroa Forest (by Minister)			0.9		
"	"	Kaingaroa Forest (by Minister's Licensees)			0.45		
"	"	Whaka Forest		0.35			
"	Patula	Rotoehu Forest		1.0			
			0.8	1.35	1.35	=	3.5

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Year	Species	Source	Felling	Thinning	Arisings	Volume In Million Cubic Feet
1969	Radiata	Kaingaroa Forest	2.05			
"	"	Kaingaroa Forest (by Minister)			1.0	
"	"	Kaingaroa Forest (by Minister's Licensees)			0.6	
"	"	Whaka Forest		0.35		
"	Patula	Rotoehu Forest		1.0		
			2.05	1.35	1.6 =	5.00
1970	Radiata	Kaingaroa Forest	2.65			
"	"	Kaingaroa Forest (by Minister)			1.25	
	"	Kaingaroa Forest (by Minister's Licensees)			0.75	
"	"	Whaka Forest		0.35		
"	Patula	Rotoehu Forest		1.0		
			2.65	1.35	2.00 =	6.00
1971	Radiata	Kaingaroa Forest	2.9			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.0	
"	"	Whaka Forest		0.35		
	Patula	Rotoehu Forest		1.0		
			2.9	1.35	2.25 =	6.5

Year	Species	Source	Felling	Thinning	Arisings	Volume In Million Cubic Feet
1972	Radiata	Kaingaroa Forest	9.5			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.0	
"	"	Whaka Forest		0.35		
"	Larch etc.	Whaka Forest (by Minister)			0.15	
"	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
"	Ponderosa	Kaingaroa Forest	1.25			
"	Contorta	Kaingaroa Forest	1.0			
"	Taeda	Rotoehu Forest		1.0		
			11.75	1.35	2.90 =	16.0
1973	Radiata	Kaingaroa Forest	9.5			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.25	
"	"	Whaka Forest		0.35		
"	Larch etc.	Whaka Forest (by Minister)			0.15	
"	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
"	Ponderosa	Kaingaroa Forest	2.0			
"	Contorta	Kaingaroa Forest	2.0			
"	Taeda	Rotoehu Forest		1.0		
			13.5	1.35	3.15 =	18.0

Year	Species	Source	Felling	Thinning	Arisings	Volume In Million Cubic Feet
1974	Radiata	Kaingaroa Forest	11.5			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.25	
"	"	Whaka Forest		0.35		
"	Larch etc.	Whaka Forest (by Minister)			0.15	
"	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
	Ponderosa	Kaingaroa Forest	2.0			
"	Contorta	Kaingaroa Forest	2.0			
"	Taeda	Rotoehu Forest		1.0		
			15.5	1.35	3.15 =	20.00
1975	Radiata	Kaingaroa Forest	11.25			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.25	
"	"	Whaka Forest		0.25		
"	Larch etc.	Whaka Forest (by Minister)			0.25	
"	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
"	Ponderosa	Kaingaroa Forest	2.0			
"	Contorta	Kaingaroa Forest	2.25			
"	Taeda	Rotoehu Forest		1.0		
			15.50	1.25	3.25 =	20.00

Year	Species	Source	Felling	Thinning	Arisings	Volume In Million Cubic Feet
1976	Radiata	Kaingaroa Forest	11.25			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.25	
"	Larch etc.	Whaka Forest (by Minister)			0.5	
"	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
"	Ponderosa	Kaingaroa Forest	2.0			
"	Contorta	Kaingaroa Forest	2.25			
"	Elliottii	Rotoehu Forest	1.0			
			16.50		3.50 =	20.00
1977	Radiata	Kaingaroa Forest	11.25			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.25	
"	Larch etc.	Whaka Forest (by Minister)			0.5	
"	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
"	Ponderosa	Kaingaroa Forest	2.0			
"	Contorta	Kaingaroa Forest	2.25			
"	Elliottii	Rotoehu Forest	1.0			
			16.50		3.50 =	20.00

Year	Species	Source	Felling	Thinning	Arisings	Volume In Million Cubic Feet
1978	Radiata	Kaingaroa Forest	11.25			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.25	
"	Larch etc.	Whaka Forest (by Minister)			0.5	
"	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
	Ponderosa	Kaingaroa Forest	2.0			
"	Contorta	Kaingaroa Forest	2.25			
"	Elliottii	Rotoehu Forest	1.0			
			16.50		3.50 =	20.00
1979	Radiata	Kaingaroa Forest	11.25			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.25	
"	Larch etc.	Whaka Forest (by Minister)			0.5	
	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
"	Ponderosa	Kaingaroa Forest	2.0			
"	Contorta	Kaingaroa Forest	2.25			
"	Elliottii	Rotoehu Forest	1.0			
			16.50		3.50 =	20.00

Year	Species	Source	Felling	Thinning	Arisings	Volume In Million Cubic Feet
1980	Radiata	Kaingaroa Forest	11.25			
"	"	Kaingaroa Forest (by Minister)			1.25	
"	"	Kaingaroa Forest (by Minister's Licensees)			1.25	
"	Larch etc.	Whaka Forest (by Minister)			0.5	
"	Corsican	Kaingaroa Forest (by Minister)			0.25	
"	Douglas Fir	Kaingaroa Forest (by Minister)			0.25	
"	Ponderosa	Kaingaroa Forest	2.0			
"	Contorta	Kaingaroa Forest	2.25			
"	Elliottii	Rotoehu Forest	1.0			
			16.50		3.50 =	20.00

SIGNED for and on behalf of Her Majesty)
the Queen by Richard Geoffrey Gerard)
Minister of Forests in the presence of:)

THE COMMON SEAL of TASMAN PULP)
AND PAPER COMPANY LIMITED was)
hereunto affixed in the presence of :)

Director

Secretary


TASMAN PULP AND PAPER COMPANY LIMITED
THE COMMON SEAL OF

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JGH